    MORGAN STANLEY & CO. LLC
1585 BROADWAY
NEW YORK, NY 10036-8293
(212) 761-4000
March 4, 2026

Fixed Dollar Accelerated Share Repurchase Transaction
EPAM Systems, Inc.
41 University Drive, Suite 202
Newtown, Pennsylvania 18940
___________________________________________________________________________________
Dear Sir/Madam:
The purpose of this letter agreement (this “Confirmation”) is to confirm the terms and conditions of the Transaction entered into between Morgan Stanley & Co. LLC (“Dealer”) and EPAM Systems, Inc. (“Issuer”) on the Trade Date specified below (the “Transaction”). This confirmation constitutes a “Confirmation” as referred to in the Agreement specified below.
The definitions and provisions contained in the 2002 ISDA Equity Derivatives Definitions (as published by the International Swaps and Derivatives Association, Inc. (“ISDA”)) (the “Equity Definitions”) are incorporated into this Confirmation. The Transaction is a Share Forward Transaction for purposes of the Equity Definitions. Any reference to a currency shall have the meaning contained in Section 1.7 of the 2006 ISDA Definitions, as published by ISDA.
1.This Confirmation evidences a complete and binding agreement between Dealer and Issuer as to the terms of the Transaction to which this Confirmation relates and shall supersede all prior or contemporaneous written or oral communications with respect thereto. This Confirmation shall be subject to an agreement (the “Agreement”) in the form of the ISDA 2002 Master Agreement as if Dealer and Issuer had executed an agreement in such form without any Schedule but with the elections set forth in this Confirmation and the election that the “Cross Default” provisions of Section 5(a)(vi) of the Agreement will apply to Dealer as if (i) the phrase “, or becoming capable at such time of being declared,” were deleted from Section 5(a)(vi)(1) of the Agreement, (ii) the “Threshold Amount” with respect to Dealer were three percent (3%) of shareholders’ equity of Dealer’s ultimate parent as of the date hereof, (iii) “Specified Indebtedness” had the meaning specified in Section 14 of the Agreement, except that such term shall not include obligations in respect of deposits received in the ordinary course of any affiliate of Dealer’s banking business and (iv) the following language were added to the end of such Section 5(a)(vi): “Notwithstanding the foregoing, a default under subsection (2) hereof shall not constitute an Event of Default if (1) the default was caused solely by error or omission of an administrative or operational nature; (2) funds were available to enable the party to make the payment when due; and (3) the payment is made within two Local Business Days of such party’s receipt of written notice of its failure to pay.”
The Transaction shall be the only transaction under the Agreement. If there exists any ISDA Master Agreement between Dealer and Issuer or any confirmation or other agreement between Dealer and Issuer pursuant to which an ISDA Master Agreement is deemed to exist between Dealer and Issuer, then, notwithstanding anything to the contrary in such ISDA Master Agreement, such confirmation or agreement or any other agreement to which Dealer and Issuer

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are parties, the Transaction shall not be considered a transaction under, or otherwise governed by, such existing or deemed to be existing ISDA Master Agreement.
If there is any inconsistency between the Agreement, this Confirmation and the Equity Definitions, the following will prevail for purposes of the Transaction in the order of precedence indicated: (i) this Confirmation; (ii) the Equity Definitions; and (iii) the Agreement.
2.The terms of the particular Transaction to which this Confirmation relates are as follows:

GENERAL TERMS:
Trade Date:    As specified in Schedule I
Buyer:    Issuer
Seller:    Dealer
Shares:    Common Stock, par value USD 0.001 per share, of Issuer (Ticker: EPAM)
Forward Price:    A price equal to the greater of (A) (i) the arithmetic mean (not a weighted average, subject to “Market Disruption Event” below) of the 10b-18 VWAP on each Calculation Date during the Calculation Period minus (ii) the Discount and (B) the Floor Price.
Discount:    As specified in Schedule I
Floor Price:    As specified in Schedule I
10b-18 VWAP:    On any Exchange Business Day, a price per Share equal to the Rule 10b-18 volume-weighted average price at which the Shares trade as reported in the composite transactions for United States exchanges and quotation systems, during the regular trading session of the Exchange on such Exchange Business Day, as published by Bloomberg L.P. or any successor at 4:15 p.m., New York City time (or 15 minutes following the end of any extension of the regular trading session), on the screen entitled “EPAM <Equity> AQR SEC” or any successor page or, if the price displayed on such screen is unavailable or clearly erroneous, as determined by the Calculation Agent in good faith and in a commercially reasonable manner based on Rule 10b-18 eligible trades in the Shares on such day. “Rule 10b-18 eligible trades” means, for any Exchange Business Day, only those trades that are reported during the period of time during which Issuer could purchase its own shares under Rule 10b-18(b)(2) and are effected pursuant to the conditions of Rule 10b-18(b)(3), each under the Securities Exchange Act of 1934, as amended.

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Calculation Period:     The period from, and including, the Calculation Period Start Date to, and including, the relevant Valuation Date.
Calculation Period Start Date:    As specified in Schedule I
Calculation Dates:     As specified in Schedule I
Initial Shares:     As specified in Schedule I
Initial Share Delivery Date:     As specified in Schedule I. On the Initial Share Delivery Date, Seller shall deliver to Buyer a number of Shares equal to the Initial Shares in accordance with Section 9.4 of the Equity Definitions, with the Initial Share Delivery Date being deemed to be a “Settlement Date” for purposes of such Section 9.4; provided that, Buyer’s obligation to pay the Prepayment Amount, by 2:00 p.m. New York time on the Prepayment Date, is a condition precedent to Seller’s obligation to deliver the Initial Shares on the Initial Share Delivery Date.
Prepayment:     Applicable
Prepayment Amount:     As specified in Schedule I
Prepayment Date:    As specified in Schedule I
Exchange:    New York Stock Exchange
Related Exchange:    All Exchanges; provided that Section 1.26 of the Equity Definitions shall be amended to add the words “United States” before the word “exchange” in the tenth line of that Section.
Market Disruption Event:    The definition of “Market Disruption Event” in Section 6.3(a) of the Equity Definitions is hereby amended by deleting the words “at any time during the one hour period that ends at the relevant Valuation Time, Latest Exercise Time, Knock-in Valuation Time or Knock-out Valuation Time, as the case may be,” starting in the third line thereof.
Section 6.3(d) of the Equity Definitions is hereby amended by deleting the remainder of the provision following the term “Scheduled Closing Time” in the fourth line thereof.
Notwithstanding anything to the contrary in the Equity Definitions, if any Scheduled Trading Day in the Calculation Period or the Buyer Settlement Valuation Period (each such Scheduled Trading Day, an “Observation Day”) is a Disrupted Day, the Calculation Agent may elect to (x) postpone the Scheduled Valuation Date (in the case of a Disrupted Day during the Calculation Period) or (y) extend the Buyer Settlement Valuation Period (in the case of a Disrupted Day during the Buyer Settlement Valuation Period), in each case, by one Scheduled Trading Day for each Observation Day that is a

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Disrupted Day during the Calculation Period or Buyer Settlement Valuation Period, as applicable. The Calculation Agent shall also determine, in a commercially reasonable manner, whether (i) such Observation Day is a Disrupted Day in whole, in which case the Calculation Agent shall exclude the 10b-18 VWAP on such Observation Day in determining the Forward Price or Buyer Settlement Price, as applicable, or (ii) such Observation Day is a Disrupted Day in part, in which case the Calculation Agent shall determine the 10b-18 VWAP on such Observation Day based on Rule 10b-18 eligible trades in the Shares on such day taking into account the nature and duration of the relevant Market Disruption Event, and the weighting for the 10b-18 VWAPs for the relevant Observation Days during the Calculation Period or Buyer Settlement Valuation Period, as the case may be, shall be adjusted in a commercially reasonable manner by the Calculation Agent for purposes of determining the Forward Price or the Buyer Settlement Price, as the case may be, with such adjustments based solely on the duration of any Market Disruption Event and the volume, historical volatility and price of the Shares. For the avoidance of doubt, if the Calculation Agent takes the action described in clause (ii) above, then such Disrupted Day shall be a Calculation Date for purposes of calculating the Forward Price or Buyer Settlement Price, as applicable.
Any Exchange Business Day on which, as of the date hereof, the Exchange is scheduled to close prior to its normal close of trading shall be deemed not to be an Exchange Business Day. If a closure of the Exchange prior to its normal close of trading on any Exchange Business Day is scheduled following the date hereof, then such Exchange Business Day shall be deemed to be a Disrupted Day in full.
The Calculation Agent shall promptly provide Issuer written notice of the occurrence of a Disrupted Day (whether in whole or in part) and any adjustments to the terms of the Transaction as a result thereof.
VALUATION:
Valuation Date(s):    The earlier of (i) the Scheduled Valuation Date and (ii) any earlier accelerated Valuation Date as a result of Dealer’s election in accordance with the immediately succeeding paragraph.
Dealer shall have the right, in its absolute discretion, to accelerate the Valuation Date, for the whole Transaction or only a part thereof, to any Scheduled Trading Day that is on or after the Lock-Out Date and prior to the Scheduled Valuation Date by written notice (each such notice, an “Acceleration Notice”)

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to Issuer by 9:00 p.m., New York City time, on the Exchange Business Day immediately following the accelerated Valuation Date (the “Acceleration Date”); provided that the portion of the Prepayment Amount that is subject to any acceleration in part shall be greater than or equal to 25% of the Prepayment Amount as of the Trade Date (or, if less, 100% of the portion of the Prepayment Amount not previously subject to acceleration). Dealer shall specify in each Acceleration Notice the portion of the Prepayment Amount that is subject to acceleration. If the portion of the Prepayment Amount that is subject to acceleration is less than the full remaining Prepayment Amount, then the Calculation Agent shall make such mechanical or administrative adjustments to the terms of the Transaction as appropriate in order to take into account the occurrence of such Acceleration Date (including cumulative adjustments to take into account all prior Acceleration Dates).
Scheduled Valuation Date:    As specified in Schedule I, subject to postponement in accordance with “Market Disruption Event” above and the other provisions set forth herein.
Lock-Out Date:    As specified in Schedule I
SETTLEMENT TERMS:
Physical Settlement:    Applicable. On any Valuation Date (including any Acceleration Date, if applicable), the Calculation Agent shall calculate the Settlement Amount for the relevant portion of the Transaction. The “Settlement Amount” for the Transaction is a number of Shares equal to (a) (i) the Prepayment Amount divided by (ii) the Forward Price minus (b) the Initial Shares, rounded to the nearest whole number of Shares.
If the Settlement Amount is positive, Seller shall deliver to Buyer a number of Shares equal to the Settlement Amount on the Settlement Date. If the Settlement Amount is negative, then the Buyer Settlement Provisions in Annex A hereto shall apply.
Settlement Currency:    USD
Settlement Date:    The date that falls one Settlement Cycle after the relevant Valuation Date or Acceleration Date if prior to the Scheduled Valuation Date for the relevant portion of the Transaction.
Other Applicable Provisions:    The last sentence of Section 9.2 and Sections 9.8, 9.9, 9.10, 9.11 (except that the Representation and Agreement contained in Section 9.11 of the Equity Definitions shall be modified by excluding any representations therein relating to restrictions, obligations, limitations or requirements under applicable securities laws arising as a result of the fact that Buyer is the

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issuer of the Shares) and Section 9.12 of the Equity Definitions will be applicable to the Transaction.
SHARE ADJUSTMENTS:
Potential Adjustment Event:    In addition to the events described in Section 11.2(e) of the Equity Definitions, it shall constitute a Potential Adjustment Event if the Scheduled Valuation Date is postponed pursuant to the language opposite the caption “Market Disruption Event” above due to the occurrence of a Disrupted Day (including due to the occurrence of a Regulatory Disruption). In the case of any event described in the preceding sentence, the Calculation Agent shall adjust, in a commercially reasonable manner, any relevant terms of the Transaction as necessary to preserve as nearly as practicable the fair value of the Transaction prior to such postponement (taking into consideration such postponement). Notwithstanding anything to the contrary in the Equity Definitions, (i) the declaration or payment of any Dividend shall not be a Potential Adjustment Event and (ii) a Permitted OMR Transaction (as defined below) shall not constitute a Potential Adjustment Event.
Different Dividend:    For any calendar quarter, any dividend or distribution on the Shares with an ex-dividend date occurring during such calendar quarter (other than any dividend or distribution of the type described in Section 11.2(e)(i), Section 11.2(e)(ii)(A) or Section 11.2(e)(ii)(B) of the Equity Definitions) (a “Dividend”) the amount or value of which per Share (as determined by the Calculation Agent), when aggregated with the amount or value per Share (as determined by the Calculation Agent) of any and all previous Dividends with ex-dividend dates occurring in the same calendar quarter, differs from the Ordinary Dividend Amount.
Ordinary Dividend Amount:    As specified in Schedule I
Extraordinary Dividend:    The per Share cash dividend or distribution, or a portion thereof, declared by Issuer on the Shares that is classified by the board of directors of Issuer as an “extraordinary” dividend.
Consequences of Different Dividend:    The declaration by the Issuer of any Different Dividend, the ex-dividend date for which occurs or is scheduled to occur during the Relevant Dividend Period (as defined below) for the Transaction, shall result in a commercially reasonable adjustment, by the Calculation Agent, to the Floor Price as the Calculation Agent determines necessary to preserve the fair value of the Transaction after taking into account such Excess Dividend. If the Calculation Agent determines that no adjustment to the Floor Price would produce a commercially reasonable result, an Additional Termination Event in respect

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of the Transaction shall be deemed to occur, with Buyer as the sole Affected Party and the Transaction as the sole Affected Transaction.
Early/Late Ordinary Dividend Payment:    If an ex-dividend date for any Dividend that is neither (x) a dividend or distribution of the type described in Section 11.2(e)(i), Section 11.2(e)(ii)(A) or Section 11.2(e)(ii)(B) of the Equity Definitions nor (y) an Extraordinary Dividend, occurs during any calendar quarter occurring (in whole or in part) during the Relevant Dividend Period and such ex-dividend date is not on the Scheduled Ex-Dividend Date for such calendar quarter, the Calculation Agent shall make such commercially reasonable adjustment to the exercise, settlement, payment or any other terms of the Transaction as the Calculation Agent determines necessary to preserve the fair value of the Transaction after taking into account such event.
    For the avoidance of doubt, any such adjustment shall account for the economic effect on the Transaction of the timing of such Dividend, but shall not reflect the value associated with any Dividend declared or paid by Issuer to holders of the Shares on any date occurring during the Relevant Dividend Period.
Scheduled Ex-Dividend Dates:    As specified in Schedule I
Relevant Dividend Period:    The period from, and including, the Trade Date for the Transaction to, and including, the Relevant Dividend Period End Date.
Relevant Dividend Period End Date:    If Annex A applies to the final Valuation Date, the last day of the relevant Buyer Settlement Valuation Period; otherwise, the final Valuation Date.
Method of Adjustment:    Calculation Agent Adjustment
EXTRAORDINARY EVENTS:
Consequences of Merger Events:
Share-for-Share:    Modified Calculation Agent Adjustment
Share-for-Other:    Cancellation and Payment
Share-for-Combined:    Component Adjustment
Tender Offer:    Applicable; provided that (x) Section 12.1(d) of the Equity Definitions shall be amended by replacing (i) “10%” in the third line thereof with “25%” and (ii) “voting shares of the Issuer” in the fourth line thereof with “Shares”, (y) Section 12.1(e) of the Equity Definitions shall be amended by replacing “voting shares” in the first line thereof with “Shares” and (z) Section

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12.1(l) of the Equity Definitions shall be amended by replacing “voting shares” in the fifth line thereof with “Shares”.
Consequences of Tender Offers:
Share-for-Share:    Modified Calculation Agent Adjustment
Share-for-Other:    Modified Calculation Agent Adjustment
Share-for-Combined:    Modified Calculation Agent Adjustment
New Shares:    In the definition of New Shares in Section 12.1(i) of the Equity Definitions, the text in clause (i) thereof shall be deleted in its entirety and replaced with “publicly quoted, traded or listed on any of the New York Stock Exchange, The NASDAQ Global Select Market or The NASDAQ Global Market (or their respective successors)”.
Composition of Combined Consideration:        Not Applicable
Nationalization, Insolvency or Delisting:    Cancellation and Payment; provided that, in addition to the provisions of Section 12.6(a)(iii) of the Equity Definitions, it shall constitute a Delisting if the Exchange is located in the United States and the Shares are not immediately re-listed, re-traded or re-quoted on any of the New York Stock Exchange, The NASDAQ Global Select Market or The NASDAQ Global Market (or their respective successors); if the Shares are immediately re-listed, re-traded or re-quoted on any such exchange or quotation system, such exchange or quotation system shall thereafter be deemed to be the Exchange.
ADDITIONAL DISRUPTION EVENTS:
Change in Law:    Applicable; provided that Section 12.9(a)(ii) of the Equity Definitions is hereby amended by (i) replacing the phrase “the interpretation” in the third line thereof with the phrase “, or public announcement or statement of, the formal or informal interpretation” and (ii) replacing the word “Shares” where it appears in clause (X) thereof with the words “Hedge Positions”; provided further that (i) any determination as to whether (A) the adoption of or any change in any applicable law or regulation (including, for the avoidance of doubt and without limitation, (x) any tax law or (y) adoption or promulgation of new regulations authorized or mandated by existing statute) or (B) the promulgation of or any change in the interpretation by any court, tribunal or regulatory authority with competent jurisdiction of any applicable law or regulation (including any action taken by a taxing authority), in each case, constitutes a “Change in Law” shall be made without regard to Section 739 of the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010 or any similar legal certainty provision

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in any legislation enacted, or rule or regulation promulgated, on or after the Trade Date, and (ii) Section 12.9(a)(ii) of the Equity Definitions is hereby amended by replacing the parenthetical beginning after the word “regulation” in the second line thereof with the words “(including, for the avoidance of doubt and without limitation, (x) any tax law or (y) adoption or promulgation of new regulations authorized or mandated by existing statute)”. Notwithstanding anything to the contrary in the Equity Definitions, a Change in Law described in clause (Y) of Section 12.9(a)(ii) of the Equity Definitions shall not constitute a Change in Law and instead shall constitute an Increased Cost of Hedging as described in Section 12.9(a)(vi) of the Equity Definitions.
Failure to Deliver:    Applicable
Insolvency Filing:    Applicable
Hedging Disruption:    Applicable; provided that any such inability that is incurred solely due to the deterioration of the creditworthiness of the Hedging Party shall not be deemed a Hedging Disruption.
Increased Cost of Hedging:    Applicable solely with respect to a “Change in Law” described in clause (Y) of Section 12.9(a)(ii) of the Equity Definitions as set forth in the last sentence opposite the caption “Change in Law” above.
Loss of Stock Borrow:    Applicable
    Maximum Stock Loan Rate:    As specified in Schedule I
Increased Cost of Stock Borrow:    Applicable
    Initial Stock Loan Rate:    As specified in Schedule I
Determining Party:    For all applicable events, Dealer; provided that when making any determination or calculation as “Determining Party,” Dealer shall be bound by the same obligations relating to required acts of the Calculation Agent as set forth in Section 1.40 of the Equity Definitions and this Confirmation as if the Determining Party were the Calculation Agent.
Hedging Party:    For all applicable events, Dealer; provided that when making any determination or calculation as “Hedging Party,” Dealer shall be bound by the same obligations relating to required acts of the Calculation Agent as set forth in Section 1.40 of the Equity Definitions and this Confirmation as if the Hedging Party were the Calculation Agent.
Non-Reliance:    Applicable

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Agreements and Acknowledgments
Regarding Hedging Activities:    Applicable
Additional Acknowledgments:    Applicable
Hedging Adjustments:    Whenever the Calculation Agent is called upon to make a determination, calculation or adjustment pursuant to the terms of this Confirmation or the Equity Definitions to take into account the effect of an event, the Calculation Agent shall make such determination, calculation or adjustment by reference to the effect of such event on a hypothetical equity derivatives dealer with the Calculation Agent assuming that such hypothetical equity derivatives dealer maintains a commercially reasonable Hedge Position in respect of the Transaction.
3.Calculation Agent: Dealer; Whenever the Calculation Agent is required to act or to exercise judgment in any way with respect to the Transaction hereunder, it will do so in good faith and in a commercially reasonable manner. Following the occurrence and during the continuation of an Event of Default pursuant to Section 5(a)(vii) of the Agreement with respect to which Dealer is the Defaulting Party, Issuer shall have the right to designate an independent, nationally recognized equity derivatives dealer to replace Dealer as Calculation Agent, and the parties shall work in good faith to execute any appropriate documentation required by such replacement Calculation Agent. Following any determination, adjustment or calculation by the Calculation Agent, the Hedging Party or the Determining Party hereunder, the Calculation Agent, the Hedging Party or the Determining Party, as the case may be, shall, within five Exchange Business Days of a request by Issuer, provide to Issuer a report (in a commonly used file format for the storage and manipulation of financial data without disclosing any proprietary or confidential models or other information that is proprietary or confidential) displaying in reasonable detail the basis for such determination, adjustment or calculation, as the case may be.

4.Account Details and Notices:
(a)Account for delivery of Shares to Issuer:
    To be provided separately upon request.
(b)Account for payments to Issuer:
    To be provided separately upon request.
(c)Account for payments and delivery of Shares to Dealer:
To be provided separately.
(d)For purposes of this Confirmation:
(i)Address for notices or communications to Issuer:
EPAM Systems, Inc.
41 University Drive, Suite 202
Newtown, Pennsylvania 18940
Attention:    Chief Financial Officer
Email: Jason_Peterson@epam.com

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Attention:     General Counsel
Email: Edward_Rockwell@epam.com

(ii)Address for notices or communications to Dealer:
Morgan Stanley & Co. LLC
1585 Broadway
New York, NY 10036-8293
Attention: Joel Carter; Yaoming He
Email: joel.carter@morganstanley.com; yaoming.he@morganstanley.com
With a copy to:
Morgan Stanley & Co. LLC
1585 Broadway
New York, NY 10036-8293
Attention: Anthony Cicia; Eric D. Wang
Email: anthony.cicia@morganstanley.com; eric.d.wang@morganstanley.com
5.Amendments to the Equity Definitions.
(a)Section 11.2(a) of the Equity Definitions is hereby amended by deleting the words “a diluting or concentrative effect on the theoretical value of the relevant Shares” and replacing them with the words “a material economic effect on the Shares or the relevant Transaction”.
(b)Section 11.2(c) of the Equity Definitions is hereby amended by (x) replacing the words “a diluting or concentrative effect on the theoretical value of the relevant Shares” in the fifth and sixth lines thereof with “a material economic effect on the Transaction”, (y) replacing the words “diluting or concentrative” in the sixth to last line thereof with the words “material economic” and (z) replacing the phrase “(provided that no adjustments will be made to account solely for changes in volatility, expected dividends, stock loan rate or liquidity relative to the relevant Share)” with the words “(and, for the avoidance of doubt, except in the case of a Potential Adjustment Event as described in Section 11.2(e)(i), Section 11.2(e)(ii)(A) or Section 11.2(e)(ii)(B), adjustments may be made to account solely for changes in volatility, stock loan rate or liquidity relative to the relevant Shares; in the case of a Potential Adjustment Event as described in Section 11.2(e)(i), Section 11.2(e)(ii)(A) or Section 11.2(e)(ii)(B), no adjustments will be made to account solely for changes in volatility, expected dividends, stock loan rate or liquidity relative to the relevant Shares)”.
(c)Section 11.2(e)(vii) of the Equity Definitions is hereby amended by deleting the words “that may have a diluting or concentrative effect on the theoretical value of the relevant Shares” and replacing them with the words “that is the result of a corporate event involving the Issuer that has a material economic effect on the Shares or the relevant Transaction”.
(d)Section 12.9(b)(iv) of the Equity Definitions is hereby amended by (A) deleting (1) subsection (A) in its entirety, (2) the phrase “or (B)” following subsection (A) and (3) the phrase “in each case” in subsection (B); and (B) replacing the phrase “neither the Non-Hedging Party nor the Lending Party lends Shares” with the phrase “such Lending Party does not lend Shares” in the penultimate sentence.
(e)Section 12.9(b)(v) of the Equity Definitions is hereby amended by (A) adding the phrase “, provided that the Non-Hedging Party may not elect to terminate the Transaction unless concurrently with electing to

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terminate the Transaction, it represents and warrants to the Hedging Party in writing that it is not aware of any material nonpublic information regarding Issuer or the Shares, and is making such election in good faith and not as part of a plan or scheme to evade the prohibitions of federal securities laws, including, without limitation, Rule 10b-5 under the Securities Exchange Act of 1934, as amended” at the end of subsection (C) and (B) deleting clause (X) in the final sentence thereof.
6.Alternative Termination Settlement.

In the event that (a) an Early Termination Date (whether as a result of an Event of Default or a Termination Event) occurs or is designated with respect to the Transaction or (b) the Transaction is cancelled or terminated upon the occurrence of an Extraordinary Event (except as a result of (i) a Nationalization, Insolvency or Merger Event in which the consideration to be paid to all holders of Shares consists solely of cash, (ii) a Merger Event or Tender Offer that is within Issuer’s control, or (iii) an Event of Default in which Issuer is the Defaulting Party or a Termination Event in which Issuer is the Affected Party other than an Event of Default of the type described in Section 5(a)(iii), (v), (vi), (vii) or (viii) of the Agreement or a Termination Event of the type described in Section 5(b) of the Agreement, in each case that resulted from an event or events outside Issuer’s control), if either party would owe any amount to the other party pursuant to Section 6(d)(ii) of the Agreement or any Cancellation Amount pursuant to Article 12 of the Equity Definitions (any such amount, a “Payment Amount”), then in lieu of any payment of such Payment Amount, unless Issuer makes an election to the contrary (which election shall be effective only if Issuer represents in writing to Dealer that, as of the date of such election, Issuer is not in possession or otherwise aware of any material nonpublic information regarding Issuer or the Shares) no later than the Early Termination Date or the date on which such Transaction is terminated or cancelled, Issuer or Dealer, as the case may be, shall deliver to the other party a number of Shares (or a number of units, each comprising the number or amount of the securities or property that a hypothetical holder of one Share would receive in the case of a Nationalization, Insolvency or Merger Event in which all holders of Shares receive securities or property (other than solely cash), as the case may be (each such unit, an “Alternative Delivery Unit”)), with a value equal to the Payment Amount, as determined by the Calculation Agent over a commercially reasonable period of time. In determining the number of Shares (or Alternative Delivery Units) required to be delivered under this provision, the Calculation Agent may take into account a number of factors, including, without limitation, the market price of the Shares (or Alternative Delivery Units) on the Early Termination Date or the date of early cancellation or termination, as the case may be. Additionally, (x) if such delivery is made by Dealer, the Calculation Agent shall take into account the prices at which Dealer purchases Shares (or Alternative Delivery Units) to fulfill its delivery obligations under this Section 6 and (y) if delivery of Shares or Alternative Delivery Units, as the case may be, pursuant to this Section 6 is to be made by Issuer, paragraphs 2 through 7 of Annex A hereto shall apply as if (A) such delivery were a settlement of the Transaction to which Net Share Settlement applied, (B) the Cash Settlement Payment Date were the Early Termination Date or the date of early cancellation or termination, as the case may be, and (C) the Forward Cash Settlement Amount were equal to (x) zero minus (y) the Payment Amount owed by Issuer. For the avoidance of doubt, if Issuer validly elects for the provisions of this Section 6 relating to the delivery of Shares or Alternative Delivery Units, as the case may be, not to apply to any Payment Amount, the provisions of Article 12 of the Equity Definitions, or the provisions of Section 6(d)(ii) of the Agreement, as the case may be, shall apply.

7.Special Provisions for Acquisition Transaction Announcements.
(a)If an Acquisition Transaction Announcement occurs on or prior to the final Valuation Date, then the Calculation Agent shall make such adjustments to the exercise, settlement, payment or any other terms of the Transaction as the Calculation Agent determines appropriate (including, without limitation and for the avoidance of doubt, adjustments that would allow the Settlement Amount to be less than zero), at such time or at multiple times as the Calculation Agent determines appropriate, to account for the

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economic effect on the Transaction of such Acquisition Transaction Announcement (including adjustments to account for changes in volatility, stock loan rate, value of any commercially reasonable Hedge Positions in connection with the Transaction and liquidity relevant to the Shares or to such Transaction). If an Acquisition Transaction Announcement occurs after the Trade Date but prior to the Lock-Out Date, the Lock-Out Date shall be deemed to be the date of such Acquisition Transaction Announcement.
(a)“Acquisition Transaction Announcement” means (i) the announcement by Issuer, any subsidiary thereof or a Valid Third Party Entity of an Acquisition Transaction, (ii) an announcement by Issuer, any subsidiary thereof or a Valid Third Party Entity that Issuer or any of its subsidiaries has entered into an agreement, a letter of intent or an understanding that, if consummated, would result in an Acquisition Transaction, (iii) the announcement by Issuer or any subsidiary thereof of the intention to solicit or enter into, or to explore strategic alternatives or other similar undertaking that includes, an Acquisition Transaction, (iv) any other announcement that in the reasonable judgment of the Calculation Agent is reasonably likely to result in an Acquisition Transaction (it being understood and agreed that in determining whether such announcement is reasonably likely to result in an Acquisition Transaction, the Calculation Agent may take into consideration, if it would be commercially reasonable to do so, the effect of such announcement on the Shares and/or options relating to the Shares) or (v) any announcement subsequent to an Acquisition Transaction Announcement relating to an amendment, extension, withdrawal, abandonment or other change to the subject matter of a prior Acquisition Transaction Announcement.
(b)“Valid Third Party Entity” means in respect of any transaction or event, any third party that the Calculation Agent reasonably determines has a bona fide intent and capacity to enter into or consummate such transaction or event (or an affiliate or agent of such a third party) (it being understood and agreed that in making such a determination, the Calculation Agent may take into consideration, if it would be commercially reasonable to do so, the effect of the relevant announcement by such third party on the Shares and/or options relating to the Shares)..
(c)“Acquisition Transaction” means (i) any Merger Event (for purposes of this definition, the definition of Merger Event shall be read with the references therein to “100%” being replaced by “35%” and without reference to the clause beginning immediately following the definition of Reverse Merger therein to the end of such definition), Tender Offer or Merger Transaction (as defined below) or any other transaction involving the merger of Issuer with or into any third party, (ii) the sale or transfer of all or substantially all of the assets or liabilities of Issuer to a person or entity other than Issuer or a subsidiary of Issuer, (iii) a recapitalization, reclassification, binding share exchange or other similar transaction with respect to Issuer, (iv) any acquisition, lease, exchange, transfer, disposition (including by way of spin-off or distribution) of assets or liabilities (including any capital stock or other ownership interests in subsidiaries) or other similar event by Issuer or any of its subsidiaries (other than an acquisition, lease, exchange, transfer, disposition or other similar event between and/or among solely Issuer and/or one or more subsidiaries of Issuer) where the aggregate consideration transferable or receivable by or to Issuer or its subsidiaries exceeds 35% of the market capitalization of Issuer and (v) any transaction with respect to which Issuer or its board of directors has a legal obligation to make a recommendation to its shareholders in respect of such transaction (whether pursuant to Rule 14e-2 under the Securities Exchange Act of 1934, as amended (the “Exchange Act”) or otherwise).
8.Dealer Adjustments.
In the event that the Calculation Agent determines, in its good faith and commercially reasonable discretion based on the advice of counsel, that it is appropriate with regard to any legal, regulatory or self-regulatory requirements

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or related policies and procedures, whether or not such requirements, policies or procedures are imposed by law or have been voluntarily adopted by Dealer, and including, without limitation, Rule 10b-18, Rule 10b-5, Regulations 13D-G and Regulations 14D-E, each under the Exchange Act (provided that any such policies and procedures are related to legal, regulatory or self-regulatory issues and are generally applicable in similar situations and applied to the Transaction in a non-discriminatory manner), for Dealer to refrain from purchasing Shares or engaging in other market activity or to purchase fewer than the number of Shares or to engage in fewer or smaller other market transactions than Dealer would otherwise purchase or engage in (such determination, a “Regulatory Disruption”) on any Scheduled Trading Day(s) during the Calculation Period or, if applicable, the Buyer Settlement Valuation Period, then Dealer may, in its discretion, by written notice to Issuer within one Scheduled Trading Day of the date of such Regulatory Disruption, elect that a Market Disruption Event shall be deemed to have occurred and will be continuing on any such Scheduled Trading Day(s) and each such Scheduled Trading Day shall be a Disrupted Day (subject to “Market Disruption Event” above).
9.Covenants.
Issuer covenants and agrees that:
(a)Until the end of the Potential Purchase Period (as defined below), neither it nor any of its “affiliated purchasers” (as defined in Rule 10b-18 under the Exchange Act, “Rule 10b-18”) shall directly or indirectly (including through the writing or purchase of any cash-settled or other derivative transaction which references Shares or structured Share repurchase or other derivative with a hedging period, calculation period, settlement valuation period or similar period that falls on the same days included in any corresponding period with respect to the Transaction) purchase, offer to purchase, place any bid or limit order relating to a purchase of or commence any tender offer relating to Shares without the prior written approval of Dealer. Notwithstanding the foregoing, nothing herein shall (i) limit Issuer’s ability, pursuant to its employee incentive plans, to re-acquire Shares in connection with the related equity transactions, (ii) limit Issuer’s ability to withhold shares to cover tax liabilities associated with such equity transactions or (iii) limit Issuer’s ability to grant stock, restricted stock units and options to “affiliated purchasers” (as defined in Rule 10b-18) or the ability of such affiliated purchasers to acquire such stock, restricted stock units or options, in connection with Issuer’s compensation policies for directors, officers and employees. Further, (i) Issuer or an “affiliated purchaser” (as defined in Rule 10b-18) may purchase Shares during the Potential Purchase Period through Dealer or an affiliate of Dealer pursuant to any Rule 10b5-1 repurchase plan or Rule 10b-18 repurchase, so long as such purchases do not in the aggregate exceed, on any Exchange Business Day, the Specified ADTV Percentage for such Exchange Business Day (as specified in Schedule I) (each, a “Permitted OMR Transaction”), (ii) other than as set forth in clause (i), Issuer or an “affiliated purchaser” (as defined in Rule 10b-18) may effect purchases of Shares or derivative instruments relating to the Shares during the Potential Purchase Period so long as they are effected through Dealer or an affiliate thereof (but, for the avoidance of doubt, Dealer shall not be obligated to effect any such purchases), (iii) an agent independent of Issuer may purchase Shares effected by or for an issuer plan of Issuer in accordance with the requirements of Section 10b-18(a)(13)(ii) under the Exchange Act (with “issuer plan” and “agent independent of Issuer” each being used herein as defined in Rule 10b-18) and (iv) Issuer or any “affiliated purchaser” (as defined in Rule 10b-18) may purchase Shares in (x) unsolicited transactions or (y) privately negotiated (off-market) transactions, in each case, that are not expected to result in market purchases, in each case, without Dealer’s consent. “Potential Purchase Period” means the period from, and including, the Trade Date to, and including, the latest of (i) the last day of any Buyer Settlement Valuation Period, (ii) the earlier of (A) the date two Exchange Business Days immediately following the last day of the Calculation Period and (B) the Scheduled Valuation Date and (iii) if an Early Termination Date occurs or the Transaction is cancelled pursuant to Article 12 of the Equity Definitions, a date determined by Calculation Agent in

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its commercially reasonable discretion and communicated to Issuer no later than the Exchange Business Day immediately following such date (or, in the absence of such communication, the date that is two Exchange Business Days immediately following such date).
(a)It shall not take any action that would cause a restricted period (as defined in Regulation M under the Exchange Act (“Regulation M”)) to be applicable to any purchases of Shares, or of any security for which Shares are a “reference security” (as defined in Regulation M), by Issuer or any “affiliated purchasers” (as defined in Regulation M) of Issuer during the Potential Purchase Period unless Issuer has provided written notice to Dealer of such restricted period not later than the Scheduled Trading Day immediately preceding the first day of such restricted period. Issuer acknowledges and agrees that any such notice may cause a Disrupted Day to occur. Accordingly, Issuer acknowledges that its delivery of such notice must comply with the standards set forth in Section 10(c) below.
(b)It will not during the term of the Transaction make, or, to the extent within its control, permit to be made, any public announcement (as defined in Rule 165(f) under the Securities Act of 1933, as amended (the “Securities Act”)) of any Merger Transaction unless such public announcement is made prior to the open or after the close of the regular trading session on the Exchange for the Shares. “Merger Transaction” means any merger, acquisition or similar transaction involving a recapitalization of Issuer as contemplated by Rule 10b-18(a)(13)(iv) under the Exchange Act. Issuer acknowledges that any such public announcement may trigger the provision set forth in Section 8 above.
(c)Not later than the next open of the regular trading session on the Exchange following the announcement of a Merger Transaction, Issuer shall provide Dealer with written notice specifying (i) the nature of such announcement; (ii) Issuer’s average daily “Rule 10b-18 purchases” as defined in Rule 10b-18 during the three full calendar months immediately preceding the date of such announcement that were not effected through Dealer or its affiliates and (iii) the number of Shares purchased pursuant to the block purchase proviso in Rule 10b-18(b)(4) under the Exchange Act for the three full calendar months preceding the date of such announcement that were not effected through Dealer or its affiliates. Such written notice shall be deemed to be a certification by Issuer to Dealer that such information is true and correct. Issuer understands that Dealer will use this information in calculating the trading volume for purposes of Rule 10b-18. In addition, Issuer shall promptly provide written notice to Dealer of the occurrence of the completion of such transaction or the completion of the vote by target shareholders related to such transaction. Issuer acknowledges that its delivery of such notices must comply with the standards set forth in Section 10(c) below.
10.Representations, Warranties, Acknowledgments, and Agreements.
(a)Issuer hereby represents and warrants to Dealer on the date hereof that:
(i)(A) Issuer is not aware of any material nonpublic information regarding Issuer or the Shares, and is entering into, and shall act during the term of, the Transaction in good faith and not as part of a plan or scheme to evade the prohibitions of federal securities laws, including, without limitation, Rule 10b-5 under the Exchange Act and (B) Issuer agrees not to alter or deviate (within the meaning of Rule 10b5-1(c)(1)(i)(C) under the Exchange Act) from the terms of this Confirmation or enter into or alter a corresponding or hedging transaction or position with respect to the Shares (including, without limitation, with respect to any securities convertible or exchangeable into the Shares) during the term of this Confirmation.
(ii)The transactions contemplated by this Confirmation have been authorized under Issuer’s publicly announced program to repurchase Shares prior to the Trade Date.

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(iii)Issuer is not entering into the Transaction to facilitate a distribution of the Shares (or any security convertible into or exchangeable for Shares) or in connection with a future issuance of securities, in each case, in violation of the federal securities laws.
(iv)Issuer is not entering into the Transaction to create actual or apparent trading activity in the Shares (or any security convertible into or exchangeable for Shares) or to raise or depress the price of the Shares (or any security convertible into or exchangeable for Shares) in violation of the federal securities laws.
(v)There have been no purchases of Shares in Rule 10b-18 purchases of blocks pursuant to the once-a-week block exception contained in Rule 10b-18(b)(4) by or for Issuer or any of its affiliated purchasers during each of the four calendar weeks preceding the Trade Date and during the calendar week in which the Trade Date occurs (“Rule 10b-18 purchase”, “blocks” and “affiliated purchaser” each as defined in Rule 10b-18).
(vi)Issuer is, as of the date hereof, the Prepayment Date and the Initial Share Delivery Date, and after giving effect to the transactions contemplated hereby will be, Solvent. As used in this paragraph, the term “Solvent” means, with respect to a particular date, that on such date (A) the present fair market value (or present fair saleable value) of the assets of Issuer is not less than the total amount required to pay the liabilities of Issuer on its total existing debts and liabilities (including contingent liabilities) as they become absolute and matured, (B) Issuer is able to pay its debts and other liabilities, contingent obligations and commitments as they mature and become due in the normal course of business, (C) assuming consummation of the transactions as contemplated by this Confirmation, Issuer is not incurring debts or liabilities beyond its ability to pay as such debts and liabilities mature, (D) Issuer is not a defendant in any civil action that could reasonably be expected to result in a judgment that Issuer is or would become unable to satisfy, (E) Issuer is not “insolvent” (as such term is defined under Section 101(32) of the U.S. Bankruptcy Code (Title 11 of the United States Code) (the “Bankruptcy Code”)) and (F) Issuer would be able to purchase Shares with an aggregate purchase price equal to the Prepayment Amount in compliance with the corporate laws of the jurisdiction of its incorporation.
(vii)Issuer is not, and after giving effect to the transactions contemplated hereby will not be, required to register as an “investment company,” as such term is defined in the Investment Company Act of 1940, as amended.
(viii)Issuer (A) is capable of evaluating investment risks independently, both in general and with regard to all transactions and investment strategies involving a security or securities; (B) will exercise independent judgment in evaluating the recommendations of any broker-dealer or its associated persons, unless it has otherwise notified the broker-dealer in writing; and (C) has total assets of at least USD 50,000,000 as of the date hereof.
(ix)Without limiting the generality of Section 13.1 of the Equity Definitions, Issuer is not relying, and has not relied, upon Dealer or any of its representatives or advisors with respect to the legal, accounting, tax or other implications of this Confirmation and has conducted its own analyses of the legal, accounting, tax and other implications of this Confirmation, and Issuer acknowledges that Dealer and its affiliates may from time to time effect transactions for their own account or the account of customers and hold positions in securities or options on securities of Issuer and that Dealer and its affiliates may continue to conduct such transactions during the term of this Confirmation. Without limiting the generality of the foregoing, Issuer acknowledges that Dealer is not making any representations or warranties or taking any position or expressing any view with

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respect to the treatment of the Transaction under any accounting standards including ASC Topic 260, Earnings Per Share, ASC Topic 815, Derivatives and Hedging, or ASC Topic 480, Distinguishing Liabilities from Equity and ASC 815-40, Derivatives and Hedging – Contracts in Entity’s Own Equity (or any successor issue statements) or under FASB’s Liabilities & Equity Project.
(x)Without limiting the generality of Section 3(a)(iii) of the Agreement, the Transaction will not violate Rule 13e-1 or Rule 13e-4 under the Exchange Act.
(xi)Issuer understands no obligations of Dealer to it hereunder will be entitled to the benefit of deposit insurance and that such obligations will not be guaranteed by any affiliate of Dealer or any governmental agency.
(b)Issuer acknowledges and agrees that the Initial Shares may be sold short to Issuer. Issuer further acknowledges and agrees that Dealer may purchase Shares in connection with the Transaction, which Shares may be used to cover all or a portion of such short sale or may be delivered to Issuer. Such purchases and any other market activity by Dealer will be conducted independently of Issuer by Dealer as principal for its own account. All of the actions to be taken by Dealer in connection with the Transaction shall be taken by Dealer independently and without any advance or subsequent consultation with Issuer. Issuer acknowledges and agrees that any Shares or Alternative Delivery Units delivered to Dealer may be transferred by and among Dealer and its affiliates.
(c)It is the intent of the parties that the Transaction comply with the requirements of Rule 10b5-1(c)(1)(i)(A) and (B) of the Exchange Act, and the parties agree that this Confirmation shall be interpreted to comply with the requirements of Rule 10b5-1(c) under the Exchange Act. Without limiting the generality of the preceding sentence, Issuer acknowledges and agrees that (A) Issuer does not have, and shall not attempt to exercise, any influence over how, when or whether Dealer effects any market transactions in connection with the Transaction and (B) neither Issuer nor its officers or employees shall, directly or indirectly, communicate any information regarding Issuer or the Shares to any employee of Dealer or its Affiliates, other than employees identified by Dealer to Issuer in writing as employees not responsible for executing market transactions in connection with the Transaction. Issuer also acknowledges and agrees that any amendment, modification, waiver or termination of this Confirmation must be effected in accordance with the requirements for the amendment or termination of a “plan” as defined in Rule 10b5-1(c) under the Exchange Act. Without limiting the generality of the foregoing, any such amendment, modification, waiver or termination shall be made in good faith and not as part of a plan or scheme to evade the prohibitions of Rule 10b-5 under the Exchange Act, and no such amendment, modification, waiver or termination shall be made at any time at which Issuer is aware of any material nonpublic information regarding Issuer or the Shares.
(d)Each of Issuer and Dealer represents and warrants to the other that it is an “eligible contract participant” as defined in Section 1a(18) of the U.S. Commodity Exchange Act, as amended.
(e)Each of Issuer and Dealer acknowledges that the offer and sale of the Transaction is intended to be exempt from registration under the Securities Act by virtue of Section 4(a)(2) thereof. Accordingly, each party represents and warrants to the other party that (i) it has the financial ability to bear the economic risk of its investment in the Transaction and is able to bear a total loss of its investment, (ii) it is an “accredited investor” as that term is defined in Regulation D under the Securities Act, (iii) it is entering into the Transaction for its own account and without a view to the distribution or resale thereof and (iv) the assignment, transfer or other disposition of the Transaction has not been and will not be

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registered under the Securities Act and is restricted under this Confirmation, the Securities Act and state securities laws.
(f)Dealer agrees to use commercially reasonable efforts, during the Potential Purchase Period, to make or cause to be made all purchases of Shares in connection with the Transaction (other than any purchases made by Dealer or its affiliate in connection with dynamic hedge adjustments of Dealer’s exposure to the Transaction as a result of any equity optionality contained in the Transaction, including any timing optionality) in a manner that would comply with the limitations set forth in clauses (b)(2), (b)(3) and (b)(4) of Rule 10b-18, as if such rule was applicable to such purchases and taking into account any applicable Securities and Exchange Commission no-action letters as appropriate, and subject to any delays between the execution and reporting of a trade of the Shares on the Exchange and other circumstances beyond Dealer’s control; provided that, without limiting the generality of the foregoing, Dealer shall not be responsible for any failure to comply with Rule 10b-18(b)(3) to the extent any transaction that was executed (or deemed to be executed) by or on behalf of Issuer or an “affiliated purchaser” pursuant to a separate agreement is not deemed to be an “independent bid” or an “independent transaction” for purposes of Rule 10b-18(b)(3).
11.Acknowledgements of Issuer Regarding Hedging and Market Activity.
Issuer agrees, understands and acknowledges that:
(a)During the period from (and including) the Trade Date to (and including) the Settlement Date, Dealer and its Affiliates may buy or sell Shares or other securities or buy or sell options or futures contracts or enter into swaps or other derivative transactions in order to establish, maintain or adjust its Hedge Position with respect to the Transaction.
(b)Dealer and its Affiliates also may be active in the market for the Shares or options, futures contracts, swaps or other derivative transactions relating to the Shares other than in connection with hedging activities in relation to the Transaction.
(c)Dealer shall make its own determination as to whether, when and in what manner any hedging or market activities in Issuer’s securities or other securities or transactions shall be conducted and shall do so in a manner that it deems appropriate to hedge its price and market risk with respect to the Transaction.
(d)Any such market activities of Dealer and its Affiliates may affect the market price and volatility of the Shares, including the 10b-18 VWAP, the Forward Price, and the Buyer Settlement Price, each in a manner that may be adverse to Issuer.
12.[Reserved].
13.Other Provisions.
(a)Issuer agrees and acknowledges that Dealer is a “financial institution”, “financial participant” and “swap participant” within the meaning of Sections 101(22), 101(22A) and 101(53C) of the Bankruptcy Code. The parties hereto further agree and acknowledge that it is the intent of the parties that (A) this Confirmation is a “securities contract,” as such term is defined in Section 741(7) of the Bankruptcy Code, with respect to which each payment and delivery hereunder or in connection herewith is a “termination value,” “payment amount,” “offset or net out” or “other transfer obligation” within the meaning of Section 362(b) of the Bankruptcy Code and a “settlement payment,” within the meaning of Section 546(e) of the Bankruptcy Code, (B) this Confirmation is a “swap agreement,” as such term is defined in Section 101(53B) of the Bankruptcy Code, with respect to which each payment and delivery

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hereunder or in connection herewith is a “transfer” within the meaning of Section 546(g) of the Bankruptcy Code, (C) the rights given to Dealer under this Confirmation and under the Agreement upon the occurrence of an Event of Default with respect Issuer constitute “contractual rights” to cause the liquidation, termination or acceleration of or the offset or net out termination values under or in connection with a “securities contract” and a “swap agreement”, (D) this Confirmation is a “master netting agreement’ as defined in 101(38A) of the Bankruptcy Code and (E)Dealer is entitled to the protections afforded by, among other sections, Sections 362(b)(6), 362(b)(17), 362(o), 546(e), 546(g), 548(d)(2), 555, 560, and 561 of the Bankruptcy Code.
(a)Dealer acknowledges and agrees that this Confirmation is not intended to convey to Dealer rights against Issuer with respect to the Transaction that are senior to the claims of common stockholders of Issuer in any United States bankruptcy proceedings of Issuer; provided that nothing herein shall limit or shall be deemed to limit Dealer’s right to pursue remedies in the event of a breach by Issuer of its obligations and agreements with respect to the Transaction; provided further that nothing herein shall limit or shall be deemed to limit Dealer’s rights in respect of any transactions other than this Transaction.
(b)Notwithstanding any provision of this Confirmation or any other agreement between the parties to the contrary, neither the obligations of Issuer nor the obligations of Dealer hereunder are secured by any collateral, security interest, pledge or lien.
(c)Each party waives any and all rights it may have to set off obligations arising under the Agreement and the Transaction against other obligations between the parties, whether arising under any other agreement, applicable law or otherwise.
(d)Notwithstanding anything to the contrary herein, Dealer may, by prior written notice to Issuer, satisfy its obligation to deliver any Shares or other securities on any date due (an “Original Delivery Date”) by making separate deliveries of Shares or such securities, as the case may be, at more than one time on or prior to such Original Delivery Date, so long as the aggregate number of Shares and other securities so delivered on or prior to such Original Delivery Date is equal to the number required to be delivered on such Original Delivery Date. Any Shares delivered pursuant to this provision shall be included in the calculation of the Settlement Amount.
(e)It shall automatically constitute an Additional Termination Event with respect to which the Transaction is the sole Affected Transaction and Issuer is the sole Affected Party without any notice or action by Dealer or Issuer if, at any time on or prior to the final Valuation Date, the closing price per Share on the Exchange for any three consecutive Exchange Business Days is at or below the Threshold Price (as specified in Schedule I) on each such Exchange Business Day, as determined by the Calculation Agent.
14.Share Cap.
Notwithstanding anything to the contrary in this Confirmation, in no event shall Dealer be required to deliver any Shares, or any Shares or other securities comprising Alternative Delivery Units, in excess of the Maximum Number of Shares (as specified in Schedule I).
15.Disclosure.
Effective from the date of commencement of discussions concerning the Transaction, Issuer and each of its employees, representatives, or other agents may disclose to any and all persons, without limitation of any kind, the tax treatment and tax structure of the Transaction and all materials of any kind (including opinions or other tax analyses) that are provided to Issuer relating to such tax treatment and tax structure.

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16.Transfer and Assignment.
Dealer may transfer or assign its rights and obligations hereunder and under this Confirmation, in whole or in part, to any of its Affiliates of equivalent credit quality (or whose obligations are guaranteed by an entity of equivalent credit quality) without the consent of Issuer; provided that such transfer and/or assignment shall be permitted only so long as (i) an Event of Default or Termination Event will not occur as a result of such transfer or assignment, (ii) at the time of such transfer or assignment (A) both the Dealer and transferee in any such transfer or assignment are a “dealer in securities” within the meaning of Section 475(c)(1) of the Internal Revenue Code of 1986, as amended (the “Code”) or the transfer or assignment does not result in a deemed exchange by Issuer within the meaning of Section 1001 of the Code, (iii) such transferee or assignee is a "United States person" within the meaning of Section 7701(a)(30) of the Code, (iv) as a result of such transfer or assignment (x) Issuer will not be required to pay or deliver to the transferee on any payment date or delivery date an amount (including, without limitation, under Section 2(d)(i)(4) of the Agreement) or a number of Shares, as applicable, greater than the amount or the number of Shares, respectively, that Issuer would have been required to pay or deliver to Dealer in the absence of such transfer and assignment and (y) Issuer will not be entitled to receive from the transferee on any payment date or delivery date an amount (including, without limitation, under Section 2(d)(i)(4) of the Agreement) or a number of Shares, as applicable, lesser than the amount or the number of Shares, respectively, that Dealer would have been required to pay or deliver, as the case may be, to Issuer in the absence of such transfer and assignment and (v) the transferee provides the Issuer with a properly executed IRS Form W-9 and provides any other tax documentation and makes the tax representations as may reasonably be requested by the Issuer to permit the Issuer to make any necessary determinations pursuant to clauses (ii)-(iv) of this proviso.
17.U.S. Stay Regulations

The parties agree that (i) to the extent that prior to the date hereof both parties have adhered to the 2018 ISDA U.S. Resolution Stay Protocol (the “Protocol”), the terms of the Protocol are incorporated into and form a part of this Agreement, and for such purposes this Agreement shall be deemed a Protocol Covered Agreement and each party shall be deemed to have the same status as Regulated Entity and/or Adhering Party as applicable to it under the Protocol; (ii) to the extent that prior to the date hereof the parties have executed a separate agreement the effect of which is to amend the qualified financial contracts between them to conform with the requirements of the QFC Stay Rules (the “Bilateral Agreement”), the terms of the Bilateral Agreement are incorporated into and form a part of this Agreement and each party shall be deemed to have the status of “Covered Entity” or “Counterparty Entity” (or other similar term) as applicable to it under the Bilateral Agreement; or (iii) if clause (i) and clause (ii) do not apply, the terms of Section 1 and Section 2 and the related defined terms (together, the “Bilateral Terms”) of the form of bilateral template entitled “Full-Length Omnibus (for use between U.S. G-SIBs and Corporate Groups)” published by ISDA on November 2, 2018 (currently available on the 2018 ISDA U.S. Resolution Stay Protocol page at www.isda.org and, a copy of which is available upon request), the effect of which is to amend the qualified financial contracts between the parties thereto to conform with the requirements of the QFC Stay Rules, are hereby incorporated into and form a part of this Agreement, and for such purposes this Agreement shall be deemed a “Covered Agreement,” Dealer shall be deemed a “Covered Entity” and Issuer shall be deemed a “Counterparty Entity.” In the event that, after the date of this Agreement, both parties hereto become adhering parties to the Protocol, the terms of the Protocol will replace the terms of this paragraph . In the event of any inconsistencies between this Agreement and the terms of the Protocol, the Bilateral Agreement or the Bilateral Terms (each, the “QFC Stay Terms”), as applicable, the QFC Stay Terms will govern. Terms used in this paragraph without definition shall have the meanings assigned to them under the QFC Stay Rules. For purposes of this paragraph, references to “this Agreement” include any related credit enhancements entered into between the parties or provided by one to the other. In addition, the parties agree that the terms of this paragraph shall be incorporated into any related covered affiliate credit enhancements, with all references to Dealer replaced by references to the covered affiliate support provider.

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“QFC Stay Rules” means the regulations codified at 12 C.F.R. 252.2, 252.81–8, 12 C.F.R. 382.1-7 and 12 C.F.R. 47.1-8, which, subject to limited exceptions, require an express recognition of the stay-and-transfer powers of the FDIC under the Federal Deposit Insurance Act and the Orderly Liquidation Authority under Title II of the Dodd Frank Wall Street Reform and Consumer Protection Act and the override of default rights related directly or indirectly to the entry of an affiliate into certain insolvency proceedings and any restrictions on the transfer of any covered affiliate credit enhancements.
18.Delivery of Cash.
For the avoidance of doubt, other than payment of the Prepayment Amount by Issuer, nothing in this Confirmation shall be interpreted as requiring Issuer to cash settle the Transaction, except in circumstances where cash settlement is within Issuer’s control or in those circumstances in which all holders of the Shares would also receive cash.
19.Calculations and Payment Date upon Early Termination.
Notwithstanding anything to the contrary in Section 6(d)(ii) of the Agreement or Article 12 of the Equity Definitions, all amounts calculated as being due in respect of an Early Termination Date under Section 6(e) of the Agreement or upon cancellation or termination of the Transaction under Article 12 of the Equity Definitions will be payable on the day that notice of the amount payable is effective; provided that if Issuer elects to receive or deliver Shares or Alternative Delivery Units in accordance with Section 6 above, such Shares or Alternative Delivery Units shall be delivered on a date selected by the Calculation Agent as promptly as practicable thereafter.
20.Tax Matters.
(a)Withholding Tax imposed on payments to non-US counterparties. “Indemnifiable Tax”, as defined in Section 14 of the Agreement, shall not include any U.S. federal withholding tax imposed or collected (i) pursuant to Sections 1471 through 1474 of the U.S. Internal Revenue Code of 1986, as amended (the “Code”), any current or future regulations or official interpretations thereof, any agreement entered into pursuant to Section 1471(b) of the Code, or any fiscal or regulatory legislation, rules or practices adopted pursuant to any intergovernmental agreement entered into in connection with the implementation of such Sections of the Code or (ii) on any amount treated as a dividend or dividend equivalent for U.S. federal income tax purposes. For the avoidance of doubt, a Tax described in (i) or (ii) of this Section 20(a) is a Tax the deduction or withholding of which is required by applicable law for the purposes of Section 2(d) of the Agreement.
(b)Tax documentation. Issuer shall provide to Dealer a valid U.S. Internal Revenue Service Form W-9, or any successor thereto, (i) on or before the date of execution of this Confirmation and (ii) promptly upon learning that any such tax form previously provided by Issuer has become obsolete or incorrect. Dealer shall provide to Issuer a valid U.S. Internal Revenue Service Form W-9, or any successor thereto, (i) on or before the date of execution of this Confirmation and (ii) promptly upon learning that any such tax form previously provided by Issuer has become obsolete or incorrect. Additionally, each of Dealer and Issuer shall, promptly upon reasonable request by the other party, provide such other tax forms and documents requested by such other party.
(c)Payee tax representations. For purposes of Section 3(f) of the Agreement, each of Dealer and Issuer represents that it is a “U.S. person” (as that term is used in section 1.1441-4(a)(3)(ii) of the U.S. Treasury Regulations) for U.S. federal income tax purposes and “exempt” within the meaning of sections 1.6041-3(p) and 1.6049-4(c) of the U.S. Treasury Regulations from information reporting on U.S. Internal Revenue Service Form 1099 and backup withholding.

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21.Counterparts.
This Confirmation may be executed in any number of counterparts, all of which shall constitute one and the same instrument, and any party hereto may execute this Confirmation by signing and delivering one or more counterparts. Delivery of an executed signature page by facsimile or electronic transmission (e.g. “pdf” or “tif”), or any electronic signature complying with the U.S. federal ESIGN Act of 2000, Uniform Electronic Transactions Act or other applicable law, e.g., www.docusign.com, shall be effective a delivery of manually executed counterpart hereof.
22.Governing Law; Jurisdiction; Waiver.
THIS CONFIRMATION AND THE AGREEMENT AND ANY CLAIM, CONTROVERSY OR DISPUTE ARISING UNDER OR RELATED TO THIS CONFIRMATION OR THE AGREEMENT SHALL BE GOVERNED BY THE LAWS OF THE STATE OF NEW YORK. THE PARTIES HERETO IRREVOCABLY SUBMIT TO THE NON-EXCLUSIVE JURISDICTION OF THE COURTS OF THE STATE OF NEW YORK AND THE UNITED STATES COURT FOR THE SOUTHERN DISTRICT OF NEW YORK IN CONNECTION WITH ALL MATTERS RELATING TO THIS CONFIRMATION AND THE AGREEMENT AND WAIVE ANY OBJECTION TO THE LAYING OF VENUE IN, AND ANY CLAIM OF INCONVENIENT FORUM WITH RESPECT TO, THESE COURTS. NOTHING IN THIS PROVISION SHALL PROHIBIT A PARTY FROM BRINGING AN ACTION TO ENFORCE A MONEY JUDGMENT IN ANY OTHER JURISDICTION.

Remainder of Page Intentionally Blank

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Please confirm that the foregoing correctly sets forth the terms of our agreement by executing this Confirmation and returning it to us.
Confirmed as of the date first written above:

EPAM SYSTEMS, INC.	MORGAN STANLEY & CO. LLC

By: /s/ Jason Peterson	By: /s/ Dominick DiMeo
Name: Jason Peterson	Name: Dominick DiMeo
Title: Chief Financial Officer	Title: Managing Director

[Signature Page to ASR Confirmation]
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SCHEDULE I

[Certain Defined Terms]
SCHEDULE I–Page 1
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ANNEX A
BUYER SETTLEMENT PROVISIONS
1.    The following Buyer Settlement Provisions shall apply to the Transaction to the extent indicated under the Confirmation:
Settlement Currency:    USD
Settlement Method Election:    Applicable; provided that (i) Section 7.1 of the Equity Definitions is hereby amended by deleting the word “Physical” in the sixth line thereof and replacing it with the words “Net Share” and (ii) the Electing Party may make a settlement method election only if the Electing Party in writing to Dealer (x) acknowledges its responsibilities under applicable securities laws, and in particular Section 9 and Section 10(b) of the Exchange Act and the rules and regulations thereunder, in connection with such Settlement Method Election and (y) represents that it is electing the settlement method in good faith and not as part of a plan or scheme to evade compliance with the federal securities laws.
Electing Party:    Buyer
Settlement Method
Election Date:    In respect of any Valuation Date, the earlier of (i) the Scheduled Valuation Date and (ii) the second Exchange Business Day immediately following the relevant Acceleration Date (if any) (in which case the election under Section 7.1 of the Equity Definitions shall be made no later than 10 minutes prior to the open of trading on the Exchange on such second Exchange Business Day), as the case may be.
Default Settlement Method:    Net Share Settlement
Forward Cash Settlement
Amount:    The Settlement Amount multiplied by the Buyer Settlement Price.

Buyer Settlement Price:    The average of the 10b-18 VWAPs for the Exchange Business Days in the Buyer Settlement Valuation Period, subject to Valuation Disruption as specified in the Master Confirmation.
Buyer Settlement
Valuation Period:    A number of Scheduled Trading Days selected by Dealer in its reasonable discretion, beginning on the Scheduled Trading Day immediately following the earlier of (i) the Scheduled Valuation Date or (ii) the Exchange Business Day immediately following the final Valuation Date.
Cash Settlement:    If Cash Settlement is applicable, then Buyer shall pay to Seller the absolute value of the Forward Cash Settlement Amount on the Cash Settlement Payment Date.
Cash Settlement
Payment Date:    The date one Settlement Cycle following the last day of the Buyer Settlement Valuation Period.
ANNEX A–Page 1
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Net Share Settlement
Procedures:    If Net Share Settlement is applicable, Net Share Settlement shall be made in accordance with paragraphs 2 through 7 below.
2.    Net Share Settlement shall be made by delivery on the Cash Settlement Payment Date of a number of Shares satisfying the conditions set forth in paragraph 3 below (the “Registered Settlement Shares”), or a number of Shares not satisfying such conditions (the “Unregistered Settlement Shares”), in either case with a value equal to the absolute value of the Forward Cash Settlement Amount (which value shall, in the case of Unregistered Settlement Shares, take into account a commercially reasonable illiquidity discount), in each case, as determined by the Calculation Agent. If all of the conditions for delivery of either Registered Settlement Shares or Unregistered Settlement Shares have not been satisfied, Cash Settlement shall be applicable in accordance with paragraph 1 above notwithstanding Buyer’s election of Net Share Settlement. For the avoidance of doubt, Buyer shall not be required to pay any underwriting spread, commission, private placement fee or similar fee to Dealer, any affiliate thereof or an underwriter(s) in connection with the delivery or subsequent resale of Registered Settlement Shares or Unregistered Settlement Shares, as the case may be, pursuant to this Annex A.
    3.    Buyer may deliver Registered Settlement Shares pursuant to paragraph 2 above only if:
(a)    a registration statement covering public resale of the Registered Settlement Shares by Dealer (the “Registration Statement”) shall have been filed with the Securities and Exchange Commission under the Securities Act and been declared or otherwise become effective on or prior to the date of delivery, and no stop order shall be in effect with respect to the Registration Statement; and a printed prospectus relating to the Registered Settlement Shares (including any prospectus supplement thereto, the “Prospectus”) shall have been delivered to Dealer, in such quantities as Dealer shall reasonably have requested, on or prior to the date of delivery;
(b)    the form and content of the Registration Statement and the Prospectus (including, without limitation, any sections describing the plan of distribution) shall be reasonably satisfactory to Dealer;
(c)    as of or prior to the date of delivery, Dealer and its agents shall have been afforded a reasonable opportunity to conduct a due diligence investigation with respect to Buyer customary in scope for underwritten offerings of equity securities of similar size by issuers of comparable size to Buyer and in the same industry as Buyer and the results of such investigation are satisfactory to Dealer, in Dealer’s good faith discretion; and
(d)    as of the date of delivery, an agreement (the “Underwriting Agreement”) shall have been entered into with Dealer in connection with the public resale of the Registered Settlement Shares by Dealer substantially similar to underwriting agreements customary for underwritten offerings of equity securities of similar size by issuers of comparable size to Buyer and in the same industry as Buyer, in form and substance reasonably satisfactory to Dealer, which Underwriting Agreement shall include, without limitation, reasonable and customary provisions substantially similar to those contained in such underwriting agreements relating, without limitation, to the indemnification of, and contribution in connection with the liability of, Dealer and its affiliates and the provision of customary opinions, accountants’ comfort letters and lawyers’ negative assurance letters for underwritten offerings of equity securities of similar size.
4.    If Buyer delivers Unregistered Settlement Shares pursuant to paragraph 2 above:
(a)    all Unregistered Settlement Shares shall be delivered to Dealer (or any affiliate of Dealer designated by Dealer) pursuant to the exemption from the registration requirements of the Securities Act provided by Section 4(a)(2) thereof;
(b)    as of or prior to the date of delivery, Dealer and any potential purchaser of any such shares from Dealer (or any affiliate of Dealer designated by Dealer) reasonably identified by Dealer shall be afforded a commercially reasonable opportunity to conduct a due diligence investigation with respect to Buyer customary in scope for private placements of equity securities of similar size by issuers of comparable size to Buyer and in the same industry as Buyer (including, without limitation, the right to have made available to them for inspection all financial and other records, pertinent corporate documents and other information reasonably requested by them);
ANNEX A–Page 2
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(c)    as of the date of delivery, Buyer shall enter into an agreement (a “Private Placement Agreement”) with Dealer (or any affiliate of Dealer designated by Dealer) in connection with the private placement of such shares by Buyer to Dealer (or any such affiliate) and the private resale of such shares by Dealer (or any such affiliate), substantially similar to private placement purchase agreements customary for private placements of equity securities of similar size by issuers of comparable size to Buyer and in the same industry as Buyer, in form and substance commercially reasonably satisfactory to Dealer, which Private Placement Agreement shall include, without limitation, customary provisions substantially similar to those contained in such private placement purchase agreements for private placements of equity securities of similar size relating, without limitation, to the indemnification of, and contribution in connection with the liability of, Dealer and its affiliates and shall provide for the payment by Buyer of all reasonable, out-of-pocket fees and expenses of Dealer (and any such affiliate) in connection with such resale, including all reasonable fees and expenses of outside counsel for Dealer, and shall contain such customary representations, warranties, covenants and agreements of Buyer reasonably necessary or advisable to establish and maintain the availability of an exemption from the registration requirements of the Securities Act for such resales; and
(d)    in connection with the private placement of such shares by Buyer to Dealer (or any such affiliate) and the private resale of such shares by Dealer (or any such affiliate), Buyer shall, if so requested by Dealer, prepare, in cooperation with Dealer, a customary private placement memorandum in form and substance reasonably satisfactory to Dealer.
5.    Dealer, itself or through an affiliate (the “Selling Agent”) or any underwriter(s), will sell all, or such lesser portion as may be required hereunder, of the Registered Settlement Shares or Unregistered Settlement Shares and any Makewhole Shares (as defined below) (together, the “Settlement Shares”) delivered by Buyer to Dealer pursuant to paragraph 6 below as promptly as reasonably practicable commencing on the Cash Settlement Payment Date and continuing until the date on which the aggregate Net Proceeds (as such term is defined below) of such sales is equal to the absolute value of the Forward Cash Settlement Amount (such date, the “Final Resale Date”). Once the proceeds of any sale(s) made by Dealer, the Selling Agent or any underwriter(s) (the “Net Proceeds”) equal the absolute value of the Forward Cash Settlement Amount, Dealer, the Selling Agent and any such underwriter(s) shall immediately cease selling any Settlement Shares at such time and shall return to Buyer no later than the second Currency Business Day following the Final Resale Date the portion of the Settlement Shares that remains unsold.
6.    If the Calculation Agent determines that the Net Proceeds received from the sale of the Registered Settlement Shares or Unregistered Settlement Shares or any Makewhole Shares, if any, pursuant to this paragraph 6 are less than the absolute value of the Forward Cash Settlement Amount (the amount in USD by which the Net Proceeds are less than the absolute value of the Forward Cash Settlement Amount being the “Shortfall” and the date on which such determination is made, the “Deficiency Determination Date”) it shall so notify Buyer on such Deficiency Determination Date and Buyer shall, on the Exchange Business Day next succeeding the Deficiency Determination Date (the “Makewhole Notice Date”), deliver to Dealer, through the Selling Agent, a notice of Buyer’s election that Buyer shall either (i) pay an amount in cash equal to the Shortfall on the day that is two (2) Currency Business Days after the Makewhole Notice Date, or (ii) deliver additional Shares. If Buyer elects to deliver to Dealer additional Shares, then Buyer shall deliver additional Shares in compliance with the relevant terms and conditions under which any Settlement Shares were immediately previously delivered (the “Makewhole Shares”), on the second Clearance System Business Day that is also an Exchange Business Day following the Makewhole Notice Date in such number as the Calculation Agent determines would have a market value on that Exchange Business Day equal to the Shortfall. Such Makewhole Shares shall be sold by Dealer in accordance with the provisions above; provided that if the sum of the Net Proceeds from the sale of the originally delivered Shares and the Net Proceeds from the sale of any Makewhole Shares is less than the absolute value of the Forward Cash Settlement Amount then Buyer shall, at its election, either make such cash payment or deliver to Dealer further Makewhole Shares until such Shortfall has been reduced to zero.
7.    Notwithstanding the foregoing, in no event shall the aggregate number of Settlement Shares for the Transaction be greater than the Share Cap (as specified in Schedule I). Buyer represents and warrants that the Share Cap is equal to or less than the number of Shares determined according to the following formula:
ANNEX A–Page 3
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A – B
Where    A = the number of authorized but unissued shares of Buyer that are not reserved for future issuance on the date hereof; and
    B = the maximum number of Shares required to be delivered to third parties if Buyer elected Net Share Settlement of all transactions in the Shares (other than the Transaction) with all third parties that are then currently outstanding and unexercised.
If at any time, as a result of this paragraph 7, Buyer fails to deliver to Dealer any Settlement Shares, Buyer shall, to the extent that Buyer has at such time authorized but unissued Shares not reserved for other purposes, promptly notify Dealer thereof and deliver to Dealer a number of Shares not previously delivered as a result of this paragraph 7. Buyer agrees to use its best efforts to cause the number of authorized but unissued Shares to be increased, if necessary, to an amount sufficient to permit Buyer to fulfill its obligation to deliver any Settlement Shares.

ANNEX A–Page 4
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